Exhibit 2(k)(iv)

FIRST AMENDMENT TO

THE 504 FUND

OPERATING EXPENSES LIMITATION AGREEMENT

This FIRST AMENDMENT to The 504 Fund Operating Expenses Limitation Agreement effective as of March 1, 2015 (the “Agreement”) is entered into by and between The 504 Fund, a Delaware statutory trust (the “Fund”), and 504 Fund Advisors, LLC (the “Adviser”), an Illinois limited liability company, effective as of August 22, 2017.

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to extend the term of the Agreement through at least October 31, 2018; and

WHEREAS, the parties desire to revise and replace Paragraph 5 of the Agreement to clarify that the Agreement may be continued for additional periods of one year, or such other period as may be agreed upon by the Fund and the Adviser, upon the approval of the Board of Trustees of the Fund.

NOW, THEREFORE, in consideration of the covenants and the mutual promises set forth herein, the parties mutually agree as follows:

Paragraph 5 of the Agreement is hereby replaced and superseded by the following:

TERM. This Agreement shall remain in effect through at least October 31, 2018, unless sooner terminated by either of the parties hereto as provided in Paragraph 6 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Fund and the Adviser, so long as such continuation is approved for the Fund at least annually by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their duly authorized officers on one or more counterparts as of the date and year first written above.

THE 504 FUND			504 FUND ADVISORS, LLC

By:	/s/ Robert O. Judge		By:	/s/ Jordan M. Blanchard
	Name:	Robert O. Judge		Name:	Jordan M. Blanchard
	Title:	President		Title:	Chief Executive Officer